Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated November 2, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30, Pricing Supplement No. 31 and Pricing Supplement No. 33 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between June 5, 2021 and November 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	28.813%	$144,065	October 19, 2021
$500,000	30.138%	$150,690	November 1, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 5, 2021 and November 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	79.196%	$395,980	October 5, 2021
$2,400,000	79.196%	$1,900,704	October 5, 2021
$800,000	80.330%	$642,640	October 8, 2021
$500,000	80.330%	$401,650	October 8, 2021
$500,000	80.143%	$400,715	October 18, 2021
$500,000	81.965%	$409,825	October 29, 2021
$500,000	82.129%	$410,645	November 1, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 5, 2021 and November 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	69.282%	$1,385,640	October 19, 2021

Linked to the ICE BofAML Commodity Index eXtra (GRains)

– Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between September 4, 2021 and November 2, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$100,000	43.630%	$43,630	October 28, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$8,800,000.00	71.434%	$6,286,184.00	$582.73(1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$582.73 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$68,051.16 as of the date hereof. After payment of the registration fee for this offering, US$67,468.43 remains available in SEK’s account for future registration fees.